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                                                                    Exhibit 23.8


                              [Letterhead of KPMG]






The Board of Directors
Trenwick Group Ltd.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Trenwick Group Ltd. of our report dated October 26, 1998, except as to Note 10, which is as of July 13, 2000, relating to the consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows of LaSalle Re Holdings Limited and subsidiaries (the predecessor of Trenwick Group Ltd.) for the year ended September 30, 1998, which report appears in the Form 10-K for the year ended December 31, 2000 of Trenwick Group Ltd.

/s/ KPMG
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KPMG
Chartered Accountants

Hamilton, Bermuda
July 10, 2001